EXHIBIT 10.4

Purchase Agreement
(KNRC/Equipment Leases)

This PURCHASE AGREEMENT is made and entered into as of July 9, 2004 (the “Effective Date”) by and between CROWN PACIFIC PARTNERS, L.P., a Delaware limited partnership (“Seller”), Debtor-in-Possession under Jointly Administered Case No. 03-11258-PHX-RJH (the “Case”) in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Court”) filed on June 29, 2003 under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), and INTERNATIONAL FOREST PRODUCTS LIMITED, a British Columbia corporation (“Buyer”).

Recitals:

A.            Seller (i) owns all of the issued and outstanding capital stock of Klamath Northern Railway Company, an Oregon corporation (“Klamath Northern”). Klamath Northern owns and operates a short-line railroad in central Oregon that serves a sawmill owned by CPLP (this term and all other capitalized terms used herein having the respective meanings set forth in Section 9.1) in Gilchrist, Oregon, and (ii) is party to certain equipment leases more fully described herein.

B.            CPLP and Buyer have entered into that certain Asset Purchase Agreement (Mills) of even date herewith (the “Mill Agreement”), pursuant to which CPLP has agreed to sell to Buyer, and Buyer has agreed to purchase from CPLP, on the terms and conditions set forth therein, certain sawmills and other assets owned by CPLP, including the sawmill served by Klamath Northern.

C.            Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Klamath Northern Stock and the Equipment Leases, in each case on the terms and conditions set forth herein.

Agreements:

In consideration of the foregoing, the mutual covenants of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.             Agreement to Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, and Buyer agrees to purchase from Seller, the following assets, free and clear of all Liens:

1.1           Klamath Northern Stock. All of the issued and outstanding capital stock of Klamath Northern, on a fully diluted basis as of the Closing Date (the “Klamath Northern Stock”); and

1.2           Equipment Leases. All right, title, and interest of Seller in and to those certain leases of equipment listed on the attached Schedule 1.2 (the “Equipment Leases”).

2.             Purchase Price and Payment; Assumption of Liabilities; Cure Costs.

2.1           Purchase Price and Payment. In consideration of the sale, transfer, assignment, conveyance, and delivery to Buyer of the Klamath Northern Stock and the Equipment Leases, Buyer shall, at the Closing, pay to Seller, by wire transfer of immediately available, good funds, an amount (the “Purchase Price”) equal to (i) Fifty-one Thousand Dollars ($51,000), minus (ii) the aggregate amount of the Cure Costs, if any.

2.2           Allocation of Purchase Price. The Purchase Price shall be allocated (i) $1,000 to the Klamath Northern Stock and (ii) $50,000 to the Equipment Leases.

2.3           Assumption of Liabilities. Buyer shall assume and pay, perform, and discharge in the Ordinary Course of Business in accordance with their respective terms, subject to any defenses or claimed offsets asserted in good faith against the obligee to whom such liabilities or obligations are owed, all liabilities and obligations of Seller under the Equipment Leases arising from and after the Closing Date (the “Assumed Liabilities”).

2.4           Cure Costs. Buyer agrees to satisfy, as and when due, all cure obligations due and owing under the Equipment Leases which the Bankruptcy Court orders to be paid as a condition to Seller’s assumption and assignment to Buyer of the Equipment Leases in accordance with Section 365 of the Bankruptcy Code (the “Cure Costs”). To Seller’s Knowledge, as of the Effective Date there are no Cure Costs associated with the Equipment Leases.

3.             Pre-Closing Matters.

3.1           Conduct of Klamath Northern’s Business.

3.1.1        Between the Effective Date and the Closing Date, Seller shall cause Klamath Northern to:

(a)           Conduct the Business and operate and maintain its assets in the Ordinary Course of Business, except as may otherwise be provided herein; and

(b)           Use its commercially reasonable efforts to maintain the relations and goodwill with employees, suppliers, customers, and others having business relationships with it.

3.1.2        Between the Effective Date and the Closing Date, Seller shall not suffer or permit Klamath Northern to:

(a)           Sell, lease, or otherwise transfer or dispose of any material assets, or any interest therein, other than transfers and dispositions made in the Ordinary Course of Business, or permit or allow any material assets to become subject to any Lien (other than Permitted Encumbrances);

(b)           Issue, sell, or pledge any stock or any warrants or other rights to acquire stock;

(c)           Incur or assume any debt for borrowed money or incur any material liability or obligation;

(d)           Assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other Person, except in the Ordinary Course of Business;

(e)           Make any loans or advances to, or any investments in, any Person;

(f)            Make any commitment for capital expenditures for additions to property, equipment, or facilities to be made after the Closing Date;

(g)           Change any of the accounting principles or practices used by it, except as may be required by generally accepted accounting principles;

(h)           Amend any of its Organizational Documents;

(i)            Enter into any new employment, severance, consulting, or salary continuation contract or grant any increases in compensation or other benefits;

(j)            Otherwise modify or amend the terms of employment of any of its employees, adopt any employee benefit plan, or terminate more than five (5) employees; or

(k)           Enter into any contract agreeing to do any of the foregoing.

3.1.3        Prior to the Closing, Seller shall cause Klamath Northern to (i) satisfy all of its debts, liabilities, and obligations accruing up to the Closing Date (other than a payable owed to Crown Pacific, Ltd., an Affiliate of Seller, in an amount not to exceed $4,000), (ii) distribute all of its cash and cash equivalents to Seller, and (iii) close all of its bank accounts. Buyer acknowledges and agrees CPLP will, prior to the Closing Date, write off all accounts receivable owing to CPLP from KNRC, being in an aggregate amount not to exceed $450,000.

3.2           Access to Information. Between the Effective Date and the Closing Date, Seller shall, upon reasonable advance notice from Buyer to Seller, (i) cause Klamath Northern to afford to Buyer and its Representatives access (during normal business hours), in a manner so as not to interfere with Klamath Northern’s normal operations and subject to reasonable restrictions imposed by Seller, to the Business Employees and to Klamath Northern’s assets, including its books and records, (ii) afford to Buyer and its Representatives access (during normal business hours), in a manner so as not to interfere with the normal operations of Seller and its Affiliates and subject to reasonable restrictions imposed by Seller, to employees of Seller and its Affiliates who are involved in the operation of KNRC, and (iii) cause the Business Employees and Seller’s Representatives to furnish Buyer with such information with respect to Klamath Northern, its assets and liabilities, and the Equipment Leases as may be within Seller’s or Klamath Northern’s possession or control and as Buyer may reasonably request. Buyer acknowledges and agrees that nothing in this Section 3.2 is intended to give rise to any contingency to Buyer’s obligation to proceed with this transaction as provided in this Agreement.

3.3           Bankruptcy Court Approval. Promptly following the Effective Date, Seller shall file one or more motions with the Bankruptcy Court requesting, and shall thereafter use commercially reasonable efforts to obtain, entry of the Bidding Procedures Order and an order (the “Approval Order”) which (i) approves the sale of the Klamath Northern Stock and the Equipment Leases to Buyer on the terms and conditions set forth in this Agreement and authorizes Seller to proceed with this transaction, (ii) includes a specific finding that Buyer is a good faith purchaser of the Klamath Northern Stock and the Equipment Leases and is entitled to the protection afforded by Section 363(m) of the Bankruptcy Code, (iii) states that the sale of the Klamath Northern Stock and the Equipment Leases to Buyer shall be free and clear of all Liens whatsoever, except as expressly provided in this Agreement, and (iv) approves Seller’s assumption and assignment of the Equipment Leases pursuant to Section 365 of the Bankruptcy Code and orders Buyer to pay any cure amounts determined by the Bankruptcy Court to be payable to the other parties to the Equipment Leases as a condition to such assumption and assignment.

3.4           Filing with Surface Transportation Board. Promptly following the Effective Date, the parties, cooperating in good faith, shall make such filings with the U.S. Surface Transportation Board as may be necessary to obtain approval of this transaction pursuant to the exemption process available to Class III railroads such as Klamath Northern (the “STB Approval”). Buyer and Seller shall each pay one-half of any fees associated with such filings.

4.             Conditions to Closing.

4.1           Seller’s Conditions. Seller’s obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Seller in its sole discretion) of each of the following conditions:

4.1.1        All representations and warranties of Buyer set forth in this Agreement (considered collectively) and each such representation and warranty (considered individually) shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date.

4.1.2        All of the covenants and obligations that Buyer is obligated to perform or comply with pursuant to this Agreement prior to or at the Closing (considered collectively) and each such covenant and obligation (considered individually) shall have been performed and complied with in all material respects.

4.1.3        As of the Closing Date, the STB Approval shall have been obtained and there shall not be in effect any Legal Requirement or any Order that prohibits the transfer of the Klamath Northern Stock or the Equipment Leases by Seller to Buyer.

4.1.4        Since the Effective Date, there shall not have been commenced or Threatened against Seller or any Affiliate of Seller any Proceeding (i) seeking material Damages or other material relief in connection with, any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing or making illegal this transaction.

4.1.5        Neither the consummation of this transaction nor the performance of Seller’s obligations hereunder shall, directly or indirectly (with or without notice, lapse of time, or both), contravene, conflict with, result in a violation of, or cause Seller or any Affiliate of Seller to suffer any material adverse consequence under any applicable Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Authority since the Effective Date.

4.1.6        The Bankruptcy Court shall have entered the Approval Order and such order shall not have been stayed as of the Closing Date.

4.2           Buyer’s Conditions. Buyer’s obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Buyer in its sole discretion) of each of the following conditions:

4.2.1        All representations and warranties of Seller set forth in this Agreement (considered collectively) and each such representation and warranty (considered individually) shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date.

4.2.2        All of the covenants and obligations that Seller is obligated to perform or comply with pursuant to this Agreement prior to or at the Closing (considered collectively) and each such covenant and obligation (considered individually) shall have been performed and complied with in all material respects.

4.2.3        As of the Closing Date, the STB Approval shall have been obtained and there shall not be in effect any Legal Requirement or any Order that prohibits the transfer of the Klamath Northern Stock or the Equipment Leases by Seller to Buyer.

4.2.4        Since the Effective Date, there shall not have been commenced or Threatened against Buyer or any Affiliate of Buyer any Proceeding (i) seeking material Damages or material other relief in connection with any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing or making illegal this transaction.

4.2.5        Neither the consummation of this transaction nor the performance of Buyer’s obligations hereunder shall, directly or indirectly (with or without notice, lapse of time, or both), contravene, conflict with, result in a violation of, or cause Buyer or any Affiliate of Buyer to suffer any material adverse consequence under any applicable Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Authority since the Effective Date.

4.2.6        The Bankruptcy Court shall have entered the Approval Order and such order shall not have been stayed as of the Closing Date.

5.             Closing.

5.1           Time and Place of Closing. The Closing shall take place at the offices of Ball Janik LLP, 101 S.W. Main Street, Suite 1100, Portland, Oregon, or at such other location as the parties may mutually agree. The Closing shall take place concurrently with the closing under the Mill Agreement.

5.2           Seller’s Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

5.2.1        The original stock certificates representing the Klamath Northern Stock duly endorsed by Seller (or accompanied by stock powers duly executed by Seller) for transfer to Buyer;

5.2.2        The original stock book, stock ledger, and minute book of Klamath Northern;

5.2.3        A counterpart of an agreement terminating the KNRC Management Contract without any further liability or obligation thereunder, duly executed by CPLP, Crown Management, and Klamath Northern;

5.2.4        Resignations by all officers and directors of Klamath Northern;

5.2.5        General releases of all claims (i) by each of CPLP, Crown Management, and the officers and directors of Klamath Northern, made in favor of Klamath Northern, and (ii) by Klamath Northern made in favor of each of CPLP, Crown Management, and the officers and directors of Klamath Northern;

5.2.6        An Assignment and Assumption Agreement, in substantially the form attached as Exhibit A (the “Assignment and Assumption Agreement”), duly executed by Seller and providing for (i) the assignment to Buyer of the Equipment Leases, and (ii) Buyer’s assumption of the Assumed Liabilities and indemnification of Seller in respect thereof (including indemnification in respect of any legal fees or other costs incurred by Seller in exercising its right to indemnity); and

5.2.7        A certificate executed by Seller certifying to Buyer that each of Seller’s representations and warranties set forth in this Agreement was true and correct in all material respects as of the Effective Date and is true and correct in all material respects as of the Closing Date as if made on the Closing Date.

5.3           Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

5.3.1        The Purchase Price by wire transfer of immediately available, good funds to a bank account designated by Seller in writing to Buyer;

5.3.2        The Assignment and Assumption Agreement, duly executed by Buyer;

5.3.3        A certificate executed by Buyer certifying to Seller that each of Buyer’s representations and warranties set forth in this Agreement was true and correct in all material respects as of the Effective Date and is true and correct in all material respects as of the Closing Date as if made on the Closing Date; and

5.3.4        Appropriate evidence of all necessary action by Buyer in connection with this transaction, including (i) certified copies of resolutions duly adopted by Buyer’s Board of Directors approving this transaction and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and the Buyer Closing Documents.

5.4           Taxes. In accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument to evidence, effectuate, or perfect the rights, transfers, and conveyances contemplated by this Agreement shall be in contemplation of a plan or plans of reorganization to be confirmed in the Case and, as such, shall be free and clear of any and all Taxes and any such instrument may, at the request of Buyer, contain an endorsement to that effect.  In the event that, notwithstanding the foregoing, any Taxes are assessed on the transfer of the Klamath Northern Stock or the Equipment Leases to Buyer, such Taxes shall be paid by Buyer and Buyer shall complete and file all returns associated therewith.

6.             Representations and Warranties.

6.1           Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

6.1.1        Organization and Good Standing; Subsidiaries. Seller is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware. Crown Management is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware and is the managing general partner of Seller. Klamath Northern is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Oregon. Klamath Northern has full corporate power and authority to conduct its business as it is now being conducted and to own and use the properties that it owns and uses. Klamath Northern has no subsidiaries.

6.1.2        Authority; No Conflict.

(a)           Upon entry of the Approval Order, this Agreement will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon their execution and delivery by Seller at the Closing, each of the Seller Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Subject to obtaining the Approval Order and applicable provisions of bankruptcy law, Seller has full partnership power, authority, and capacity to execute and deliver this Agreement and each of the Seller Closing Documents and to perform its obligations hereunder and thereunder.

(b)           Upon entry of the Approval Order and obtaining the STB Approval, neither the execution and delivery of this Agreement, nor the performance of any of Seller’s obligations hereunder, nor the consummation of this transaction will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene or result in a violation of any provision of Seller’s or Klamath Northern’s Organizational Documents, or any resolution adopted by the Board of Control, by the general or limited partners of Crown Management, by the limited partners of Seller, or by the board of directors or shareholders of Klamath Northern; (ii) contravene or result in a violation of any Legal Requirement or any Order to which Seller, Klamath Northern, or any of Klamath Northern’s assets is subject; (iii) contravene or result in a violation of any of the terms or requirements of any Governmental Authorization held by Klamath Northern; or (iv) contravene or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under any agreement, instrument, or writing of any nature to which Seller or Klamath Northern is a party or by which Seller, Klamath Northern, or any of Klamath Northern’s assets is bound.

6.1.3        Klamath Northern Stock. The authorized equity securities of Klamath Northern consist solely of 10,000 shares of common stock, no par value, 100 of which are issued and outstanding. Seller is and on the Closing Date will be the record and beneficial owner of the Klamath Northern Stock, free and clear of all Liens. All shares of the Klamath Northern Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the Klamath Northern Stock was issued in violation of the Securities Act or any other Legal Requirement. No Person has any right to acquire any stock in Klamath Northern pursuant to any option, warrant, conversion right, or other contract. There are no contracts relating to the issuance, sale, or transfer of any stock in Klamath Northern. Upon the transfer of the Klamath Northern Stock to Buyer pursuant to this Agreement, Buyer will own all of the issued and outstanding stock in Klamath Northern, free and clear of all Liens other than any Liens suffered or incurred by Buyer.

6.1.4        Certain Proceedings. Except for the Case, no Proceeding is pending or, to Seller’s Knowledge, has been Threatened, against (i) Seller that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction, or (ii) Klamath Northern.

6.1.5        Conduct of the Business. Klamath Northern presently owns all of the assets required to conduct the Business as the same has been conducted by Klamath Northern prior to the Effective Date.

6.1.6        Real Property Interests.  The attached Schedule 6.1.6 sets forth a complete and accurate description of all the real property and interests in real property used by Klamath Northern in connection with the Business (the “KNRC Real Property”). Klamath Northern does not own or lease and has not agreed to acquire or lease any real property or interest in real property material to the Business other than the KNRC Real Property. Except as otherwise described on Schedule 6.1.6, Klamath Northern has the exclusive right to possess, use, and occupy all of the KNRC Real Property, free and clear of all Liens other than Permitted Encumbrances. Except as described in that certain undated report regarding KNRC’s tracks prepared at Buyer’s request by Jim L. Stutters, all buildings, structures, improvements and appurtenances situated on the KNRC Real Property are adequate and suitable in all material respects for the purposes for which they are currently being used and Klamath Northern has adequate rights of ingress and egress for the operation of the Business in the ordinary course. To Seller’s Knowledge, none of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates in any material respect any restrictive covenant or any provision of any applicable Legal Requirement, or encroaches on any property owned by any other Person.

6.1.7        Tangible Personal Property.  All material tangible personal property owned by Klamath Northern that is used in the Business is located on the KNRC Real Property or at the Gilchrist Mill.  The attached Schedule 6.1.7 contains a true and complete list of all machinery, equipment, motor vehicles, furnishings, trade fixtures, chattels, and other tangible personal property owned by Klamath Northern and used in connection with the Business as of the Effective Date (other than items of tangible personal property the aggregate cost of which to Klamath Northern was less than $50,000).

6.1.8        Intangible Property.

(a)           The attached Schedule 6.1.8 contains a complete and accurate list of all Governmental Authorizations held by or issued to Klamath Northern in respect of the Business (the “Permits and Licenses”). To Seller’s Knowledge, the Permits and Licenses are all licenses, permits, approvals, consents, certificates, registrations and authorizations (governmental, regulatory, or otherwise) required for the continued lawful conduct of the Business as the same has been conducted by Klamath Northern prior to the Effective Date.

(b)           Klamath Northern neither owns nor is licensed to use any trademarks, trade names, business names, patents, inventions, copyrights, service marks, brand names, or industrial designs that are used in conducting the Business.

6.1.9        Financial Statements.  The Financial Statements have been prepared substantially in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods, are correct and complete in all material respects, and present fairly and accurately the assets, known and recorded liabilities, and financial condition of Klamath Northern as at the respective dates of the Financial Statements and the sales, earnings and results of operations of Klamath Northern for the respective periods covered by the Financial Statements.  Between the Balance Sheet Date and the Effective Date, no event or change has occurred that would or would reasonably be expected to give rise to a Material Adverse Effect in respect of the Business.

6.1.10      Employees.  Seller has previously provided to Buyer the following information for each of the Business Employees: Name, job title, current annual salary or rate of pay, the date and amount of such employee’s most recent pay increase, and such employee’s period of employment with Klamath Northern. The foregoing information provided to Buyer is true, correct, and complete in all material respects. There are no contracts of employment or service, whether wholly or partly in writing or unwritten, with any Business Employees. To Seller’s Knowledge, none of the Business Employees is subject to any non-competition or confidentiality agreement in favor of any other Person. Klamath Northern has not (i) during the ninety (90) days immediately preceding the Effective Date, terminated any employees of the Business or (ii) since January 1, 2000, terminated any employees of the Business in circumstances that gave rise to any liability or obligation under the WARN Act.

6.1.11      Employee Controversies. To Seller’s Knowledge, since June 1, 2001, no written notice has been received by Seller or Klamath Northern of any complaint filed or Threatened by any of Klamath Northern’s employees claiming that Klamath Northern is in breach of the terms of any contract of employment or that Klamath Northern has violated any applicable Legal Requirements with respect to employment matters. There are no outstanding orders or charges against Klamath Northern under any applicable Legal Requirements relating to occupational safety and health. Any levies, assessments, and penalties made against Klamath Northern pursuant to applicable Legal Requirements relating to occupational safety and health have been paid in full

6.1.12      Employee Benefits. There are no policies or practices of Klamath Northern which confer benefits on employees of Klamath Northern or create obligations of Klamath Northern with respect to such employees and that will be binding upon Buyer or Klamath Northern in connection with Klamath Northern’s employment of the Business Employees from and after the Closing Date. Seller has previously made available to Buyer all pension, group insurance, profit sharing, and similar plans, incentive arrangements, and deferred compensation plans of any kind made available to any employees of Klamath Northern. There is no unfunded liability in connection with any such plans and Klamath Northern has complied in all material respects with their obligations under such plans.

6.1.13      No Collective Bargaining Agreements or Union Certifications. With respect to the Business Employees, there are, and since June 1, 2001 have been, no (i) collective bargaining agreements in effect, (ii) union certifications or applications for union certification outstanding, (iii) union organizing drives, (iv) voluntary recognitions of any union as the bargaining agent for any such employees, or (v) any material labor disputes, grievances, strikes, or lockouts, pending or Threatened.

6.1.14      Equipment Leases/KNRC Contracts.

(a)           The attached Schedule 6.1.14 contains a complete and accurate list of all material contracts, agreements, and similar arrangements to which Klamath Northern is a party, other than the KNRC Management Contract (the “KNRC Contracts”). To Seller’s Knowledge, (i) each of the KNRC Contracts is valid, binding, in full force and effect, and enforceable by Klamath Northern in accordance with its terms, (ii) the material terms and conditions of each of the KNRC Contracts have not been modified in any material respect, (iii) Klamath Northern is not in breach or default in any material respect under any of the KNRC Contracts, and (iv) no other party is in breach or default in any material respect under any of the KNRC Contracts.

(b)           To Seller’s Knowledge, (i) each of the Equipment Leases is valid, binding, in full force and effect, and enforceable by Seller in accordance with its terms, (ii) the material terms and conditions of each of the Equipment Leases have not been modified in any material respect, (iii) Seller is not in breach or default in any material respect under any of the Equipment Leases, and (iv) no other party is in breach or default in any material respect under any of the Equipment Leases.

6.1.15      Compliance with Law.  To Seller’s Knowledge, Klamath Northern has conducted all aspects of the Business, including all dealings with or in respect of the Business Employees, in accordance in with all applicable Legal Requirements and in compliance with the Permits and Licenses, the breach of any of which would or could reasonably be expected to give rise to a Material Adverse Effect.

6.1.16      Environmental. To Seller’s Knowledge, during the period when the Klamath Northern Stock has been owned by Seller or its Affiliates:

(a)           Klamath Northern has been and is in compliance in all material respects with all applicable Environmental Laws.

(b)           (i) Except for the prudent and safe use and management of Hazardous Substances in the Ordinary Course of Business, no Hazardous Substance (x) is or, during the period of Klamath Northern’s ownership, has been used, treated, stored, generated, manufactured, or otherwise handled on or at any KNRC Real Property or (y) during the period of Klamath Northern’s ownership, has otherwise come to be located in, on, or under any KNRC Real Property; (ii) no Hazardous Substances are stored at any KNRC Real Property except in quantities necessary to satisfy reasonably anticipated use; and (iii) no Hazardous Substances have been spilled, released, or discharged in a manner resulting in the Contamination of any KNRC Real Property during the period of Klamath Northern’s ownership.

(c)           All wastes generated by Klamath Northern at any KNRC Real Property have been properly transported off site and disposed of or recycled in compliance in all material respects with all applicable Environmental Laws.

(d)           No outstanding Liens (other than Permitted Encumbrances) have been placed on any KNRC Real Property under any Environmental Law.

(e)           Neither Seller nor Klamath Northern has received any notice, or is aware, of any pending or Threatened Proceeding with respect to any violation, alleged or proven, of any Environmental Law by Klamath Northern involving any KNRC Real Property, or any operation conducted by Klamath Northern at any KNRC Real Property, excluding notices or Proceedings relating to matters which have been resolved in accordance with all applicable Legal Requirements and are no longer outstanding.

(f)            There are no underground storage tanks at any KNRC Real Property, including tanks that have been closed in place or are exempt from regulation.

6.2           Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

6.2.1        Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of British Columbia.

6.2.2        Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon their execution and delivery by Buyer at the Closing, each of the Buyer Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has full corporate power, authority, and capacity to execute and deliver this Agreement and each of the Buyer Closing Documents and to perform its obligations hereunder and thereunder.

(b)           Neither the execution and delivery of this Agreement, nor the performance of any of Buyer’s obligations hereunder, nor the consummation of this transaction will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene or result in a violation of any provision of Buyer’s Organizational Documents or any resolution adopted by the Board of Directors or the shareholders of Buyer; or (ii) contravene or result in a violation of any Legal Requirement or any Order to which Buyer is subject; or (iii) contravene or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any agreement, instrument, or writing of any nature to which Buyer is a party or by which Buyer or any of its assets or properties is bound.

6.2.3        Certain Proceedings. No Proceeding is pending or, to Buyer’s Knowledge, has been Threatened against Buyer that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

6.2.4        Sufficient Funds. Buyer has sufficient funds available to consummate this transaction.

6.2.5        Acquisition for Investment. Buyer acknowledges (i) that the Klamath Northern Stock has not been registered under the Securities Act or qualified or registered under any state securities law on the grounds that no distribution or public offering of the Klamath Northern Stock is to be effected, (ii) that no public market now exists for the Klamath Northern Stock, and (iii) that a public market therefor may never exist. Buyer is acquiring the Klamath Northern Stock solely for its own account for investment purposes and not as a nominee or agent for any other Person and not with a view to, or for sale in connection with, any distribution thereof. Buyer has no agreement or arrangement with any Person to sell, transfer, or pledge the Klamath Northern Stock to such Person or to any other Person, and no present intention or plan to enter into any such agreement or arrangement.

6.3           “AS IS” Transaction. As a material inducement to Seller to enter into this Agreement and to consummate this transaction, Buyer hereby acknowledges and agrees as follows:

6.3.1        Buyer has conducted all investigations, inspections, studies, tests, and analyses it desired to conduct with respect to Klamath Northern, the Business, Klamath Northern’s assets and liabilities, and the Equipment Leases and acknowledges that it has been provided sufficient access to Klamath Northern’s assets, including its books and records, for such purpose. In entering into this Agreement, Buyer is relying solely on its own investigation and is assuming the risk that adverse physical, economic, or other conditions or circumstances may not have been revealed by its investigation.

6.3.2        EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO KLAMATH NORTHERN, THE KLAMATH NORTHERN STOCK, THE BUSINESS, KLAMATH NORTHERN’S ASSETS OR LIABILITIES, OR THE EQUIPMENT LEASES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY WHATSOEVER, WHETHER STATUTORY OR OTHERWISE AND WHETHER EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY OF KLAMATH NORTHERN’S ASSETS (OR ANY PORTION THEREOF).

6.3.3        ON CLOSING, BUYER WILL ACCEPT THE KLAMATH NORTHERN STOCK, INCLUDING KLAMATH NORTHERN’S ASSETS, AND THE EQUIPMENT LEASES “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

6.3.4        Nothing in this Section 6.3 shall be construed to limit Buyer’s right to terminate this transaction as provided in this Agreement upon a failure of any of the conditions set forth in Section 4.2.

6.4           No Survival of Representations and Warranties. The representations and warranties set forth in Sections 6.1 and 6.2 shall not survive the Closing or beyond the Closing Date.

7.             Additional Covenants.

7.1           Retention of and Access to Books and Records.

7.1.1        Buyer agrees to retain all books and records of or relating to Klamath Northern for a period of seven (7) years after the Closing Date.  Buyer shall permit Seller (or its successors) and its Representatives to inspect and copy, at Seller’s (or such successor’s) sole expense, any such books and records at any time during normal business hours, upon reasonable advance notice.

7.1.2        After the seven-year period referred to in Section 9.1.1, Buyer shall provide not less than thirty (30) nor more than sixty (60) days notice to Seller (or its successors, if previously identified by notice to Buyer) prior to any proposed destruction or disposition of any of the books and records of or relating to Klamath Northern. Any such notice shall identify with reasonable specificity the books and records to be destroyed or disposed of and the date on which such destruction or disposition will occur. If the recipient of any such notice wishes to obtain any of the books or records to be destroyed or disposed of, it may do so by giving notice to Buyer at any time prior to the scheduled date for destruction or disposition.  All out-of-pocket costs of delivering any such books and records to a requesting party shall be paid by such party.

7.2           No Transition Services. Except as provided in the Transition Services Agreement (Operations) entered into pursuant to the Mill Agreement, as of the Closing Date all data processing, accounting, insurance, banking, legal, communications, and other services and products provided by Seller or its Affiliates in respect of the operation of Klamath Northern shall terminate and Buyer shall not be entitled to any on-going benefit thereof.

7.3           Reasonable Access to Records and Certain Personnel. As long as the Case is pending, (i) Buyer shall permit Seller’s counsel and other professionals employed in the Case reasonable access to the books and records of Klamath Northern (whether in documentary or data form) for the purpose of the continuing administration of the Case (including the pursuit of any avoidance, preference, or similar action), which access shall include (a) the right to copy, at Seller’s expense, such documents and records as such professionals may request in furtherance of the purposes described above, and (b) Buyer’s copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses Buyer for the reasonable costs and expenses thereof, and (ii) Buyer shall provide Seller and such professionals (at no cost to Seller) with reasonable access during normal business hours to personnel to whom Seller may need continued access post-Closing to assist Seller in the continuing administration of the Case, so long as such access does not unreasonably interfere with Buyer’s normal business operations.

7.4           Payments under Specified Equipment Lease. Buyer shall pay to Seller promptly upon receipt any amount received by Buyer or KNRC after the Closing Date pursuant to the Equipment Lease identified as item 4 on Schedule 1.2 which is attributable to the period prior to the Closing Date.

7.5           Use of Existing Roads Crossing KNRC Tracks. Buyer acknowledges that CPLP, as owner of the Tree Farm located in Klamath County, Oregon, uses roads that cross KNRC tracks at two or more locations. Buyer agrees that, from and after the Closing Date, CPLP and any successor owner of such Tree Farm shall have the perpetual, non-exclusive right to use such road crossings; provided that CPLP or such successor owner shall be required to maintain all such road crossings at its sole cost and expense. In furtherance thereof, Seller shall have the right, prior to the Closing, to cause Klamath Northern to enter into and record in the real property records of Klamath County, Oregon, an amendment to the applicable easement listed on Schedule 6.1.6 permitting the use of each such crossing on the terms set forth in this Section 7.5. In the event any such amendment is not entered into prior to the Closing, Buyer shall, at the request of CPLP or any successor owner of such Tree Farm, cause Klamath Northern to enter into such an amendment in form reasonably satisfactory to Buyer and CPLP or such successor, which amendment shall be recorded in the real property records of Klamath County, Oregon, at the cost of CPLP or such successor. CPLP and any successor owner of the Tree Farm shall have the right to enforce the provisions of this Section 7.5.

8.             Termination.

8.1           Termination Events. This Agreement may, by notice given prior to or at the Closing (which notice shall specify the grounds for termination), be terminated:

8.1.1        By Seller (i) upon the occurrence of a Buyer Breach, (ii) upon the failure of any of the conditions set forth in Sections 4.1, unless such failure is the result of a Seller Breach, or (iii) upon any termination of the Mill Agreement;

8.1.2        By Buyer (i) upon the occurrence of a Seller Breach, (ii) upon the failure of any of the conditions set forth in Sections 4.2, unless such failure is the result of a Buyer Breach, or (iii) upon any termination of the Mill Agreement; or

8.1.3        By mutual written agreement of Seller and Buyer.

8.2           Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1.1 or 8.1.2, neither party shall have any further liability or obligation hereunder; provided that (i) the parties respective rights with respect to the Deposit shall be as set forth in the Mill Agreement, and (ii) Buyer shall be entitled to such rights and remedies as may be provided in the Mill Agreement.

9.             Definitions and Interpretation.

9.1           Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means (i) with respect to an individual (a) each member of such individual’s Family (as hereinafter defined), (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family, (c) any Person in which such individual or one or more members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as hereinafter defined), and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in any similar capacity); or (ii) with respect to any Person other than an individual (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such Person, (b) any Person that holds a Material Interest in such Person or in which such Person holds a Material Interest, (c) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity), (d) any Person with respect to which such Person serves as general partner or trustee (or in any similar capacity), and (e) any Affiliate of any individual described in the foregoing clause (ii)(c) or (ii)(d).  For purposes of this definition, (A) the “Family” of an individual means the individual, the individual’s spouse, any other natural person who is related to the individual or the individual’s spouse within the second degree, and any other natural person who resides with the individual; and (B) “Material Interest” means direct or indirect beneficial ownership of voting securities or interests representing at least 20% of the outstanding voting power of a Person or equity securities or interests representing at least 20% of the outstanding equity securities or interests in a Person.

“Agreement” means this Purchase Agreement (KNRC/Equipment Leases).

“Approval Order” has the meaning set forth in Section 3.3.

“Assignment and Assumption Agreement” has the meaning set forth in Section 5.2.6.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet Date” means April 30, 2004.

“Bankruptcy Code” has the meaning set forth in the preamble.

“Bankruptcy Court” has the meaning set forth in the preamble.

“Bidding Procedures Order” has the meaning set forth in the Mill Agreement.

“Board of Control” means the Board of Control of Crown Management.

“Breach” means any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision of this Agreement or any document delivered pursuant to this Agreement.

“Business” means the operation of a short-line railroad servicing the Gilchrist Mill.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Vancouver, British Columbia, and Portland, Oregon are authorized or required by applicable Legal Requirements to be closed.

“Business Employees” means the employees of Klamath Northern.

“Buyer” has the meaning set forth in the preamble.

“Buyer Breach” means any of the following:

(i)            Buyer’s representations and warranties set forth in this Agreement (considered collectively) are, or any such representation and warranty (considered individually) is, determined not to have been true and correct in all material respects when made;

(ii)           Buyer fails in any material respect to perform or comply with any of its covenants or obligations under this Agreement and, except in the case of the obligations set forth in Section 5.3, fails to cure such failure of performance or compliance within ten (10) Business Days after notice from Seller to Buyer specifying the nature of such failure of performance or compliance with reasonable specificity;

(iii)          A Buyer Breach within the meaning of the Mill Agreement occurs; or

(iv)          Buyer or any Affiliate of Buyer seeks or fails to use commercially reasonable efforts to oppose an Order that, if entered, would result in the failure of any of the conditions set forth in Sections 4.1.4, 4.1.5, 4.2.4, or 4.2.5.

“Buyer Closing Documents” means the documents to be executed and delivered by Buyer at the Closing pursuant to Section 5.3.

“Buyer’s Knowledge” means that any of Duncan K. Davies, Hugh J. Sutcliffe or John A. Horning is actually aware of a particular fact or other matter.

“Case” has the meaning set forth in the preamble.

“Closing” means the closing of this transaction, at which the events set forth in Sections 5.2 and 5.3 shall occur.

“Closing Date” means the date on which the Closing occurs.

“Contamination” means the existence of a Hazardous Substance on or under a specified property if the existence of such Hazardous Substance requires any investigatory, remedial, removal, or other response action under any Environmental Law or if any such action could be required by any Governmental Authority under any Environmental Law.

 “CPLP” means Crown Pacific Limited Partnership, a Delaware limited partnership.

“Crown Management” means Crown Pacific Management Limited Partnership, a Delaware limited partnership, the managing general partner of Seller.

“Cure Costs” has the meaning set forth in Section 2.3.

“Damages” means all losses, liabilities, claims, damages (including incidental and consequential damages), expenses (including costs of investigation and defense and reasonable attorneys’ fees), and diminution of value, whether suffered or incurred directly or indirectly and whether or not involving a third party claim, except to the extent, if any, that any such losses, liabilities, claims, damages, expenses, or diminution in value are recovered through insurance proceeds actually received (net of any costs incurred in connection therewith, whether through retrospective premium adjustments, experience-based premium adjustments, or otherwise).

“Deposit” has the meaning set forth in the Mill Agreement.

“Effective Date” has the meaning set forth in the preamble.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, and any substantively similar state or local statutes, in each case as amended.

“Equipment Leases” has the meaning set forth in Section 1.2.

“Financial Statements” means those certain unaudited (i) operating statements of Klamath Northern for each of the years ended December 31, 2001, 2002, and 2003 and for the four months ended April 30, 2004 and (ii) balance sheets of Klamath Northern as at December 31, 2001, 2002, and 2003 and April 30, 2004, copies of which have been provided to Buyer.

“Gilchrist Mill” means the sawmill in Klamath County, Oregon, owned by CPLP.

“Governmental Authority” means any national, federal, state, provincial, county, municipal, or local government, or the government of any political subdivision of the any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to the government, including any quasi-governmental entity established to perform any such functions.

“Governmental Authorization” means any consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Hazardous Substance” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Klamath Northern” has the meaning set forth in Recital A.

“Klamath Northern Stock” has the meaning set forth in Section 1.1.

“KNRC Contracts” has the meaning set forth in Section 6.1.14.

“KNRC Management Contract” means that certain Management Agreement made by and among CPLP, Crown Management, and Klamath Northern dated as of January 1, 2002, under which CPLP and Crown Management provide certain management services to Klamath Northern.

“KNRC Real Property” has the meaning set forth in Section 6.1.6.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

“Lien” means any mortgage, deed of trust, pledge, assignment, security interest, encumbrance, lien, charge, or claim of any kind or nature whatsoever in respect of any property, including any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Uniform Commercial Code or any comparable law.

“Material Adverse Effect” means a material adverse effect on the combined operations of the Business resulting, individually or in the aggregate, from any state of facts, event, or change in circumstances other than (i) general business, economic, financial, political, legal, regulatory, or other conditions or changes that are not unique to the Business but also affect other Persons involved in the short-line railroad industry, (ii) financial or securities market fluctuations, (iii) the announcement of this transaction, (iv) any action by Seller or Klamath Northern in accordance with Section 3.1, or (v) Klamath Northern’s inability to retain any of the Business Employees.

 “Mill Agreement” has the meaning set forth in Recital B.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator or mediator.

“Ordinary Course of Business” means any action taken by a Person if, and only if, such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and certificate of limited partnership of a limited partnership, (iv) any charter, operating agreement, or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (v) any amendment to any of the foregoing.

“Permits and Licenses” has the meaning set forth in Section 6.1.8.

“Permitted Encumbrances” means with respect to any specified property, such defects, irregularities, encumbrances, and other imperfections of title as normally exist with respect to property similar in character, and, in any event, are not substantial in character, amount, or extent, and do not materially detract from the value or materially impair the use of the property in question; provided, however, that the Permitted Encumbrances shall not include any Liens securing obligations of Seller or Klamath Northern for borrowed money, all of which shall be removed from title by Seller or by the Bankruptcy Court prior to or at the Closing.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated organization or association, joint venture, or other organization, whether or not a legal entity, or a Governmental Authority.

“Proceeding” means any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchase Price” has the meaning set forth in Section 2.1.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of or to such Person, including such Person’s attorneys, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Breach” means any of the following:

(i)            Seller’s representations and warranties set forth in this Agreement (considered collectively) are, or any such representation and warranty (considered individually) is, determined not to have been true and correct in all material respects when made;

(ii)           Seller fails in any material respect to perform or comply with any of its covenants or obligations under this Agreement and, except in the case of the obligations set forth in Section 5.2, fails to cure such failure of performance or compliance within ten (10) Business Days after notice from Buyer to Seller specifying the nature of such failure of performance or compliance with reasonable specificity;

(iii)          A Seller Breach within the meaning of the Mill Agreement occurs; or

(iv)          Seller or any Affiliate of Seller seeks or fails to use commercially reasonable efforts to oppose an Order that, if entered, would result in the failure of any of the conditions set forth in Sections 4.1.4, 4.1.5, 4.2.4, or 4.2.5.

“Seller Closing Documents” means the documents to be executed and delivered by Seller at the Closing pursuant to Section 5.2.

“Seller’s Knowledge” means that any of Steven E. Dietrich, P.A. (Tony) Leineweber, or John S. Ernst is actually aware of a particular fact or other matter.

“STB Approval” has the meaning set forth in Section 3.4.

“Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Third Party Liability” has the meaning set forth in Section 8.2.

“Threatened” means, with respect to a claim, Proceeding, dispute, action, or other matter, the making of any demand or statement (written or oral), the giving of any written notice, the occurrence of any event, or the existence of any circumstance that would lead a prudent Person to conclude that such claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Transition Services Agreement (Operations)” has the meaning set forth in the Mill Agreement.

“Tree Farms” has the meaning set forth in the Mill Agreement.

“WARN Act” means the Worker Adjustment and Retraining Act, as amended.

9.2           Construction and Interpretation.

9.2.1        The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. References herein to sections are to sections of this Agreement unless otherwise specified.

9.2.2        Meanings of defined terms used in this Agreement are equally applicable to singular and plural forms of the defined terms. The masculine gender shall also include the feminine and neutral genders and vice versa.

9.2.3        As used herein, (i) the term “party” refers to a party to this Agreement, unless otherwise specified, (ii) the term “this transaction” means the transaction contemplated by this Agreement, (iii) the terms “hereof,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) the term “including” is not limiting and means “including, without limitation,” (v) the term “documents” includes all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced, and (vi) the term “property” includes any kind of property or asset, real, personal, or mixed, tangible or intangible.

9.2.4        In the event any period of time specified in this Agreement ends on a day other than a Business Day, such period shall be extended to the next following Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

9.2.5        All dollar amounts herein are expressed in United States currency.

9.2.6        This Agreement is the product of arm’s length negotiations among, and has been reviewed by counsel to, the parties and is the product of all the parties. Accordingly, this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

10.           Miscellaneous Provisions.

10.1         Survival. Except as otherwise provided herein and except for the covenants and agreements that are expressly provided to be performed after the Closing Date (which shall survive the Closing), none of the respective representations, warranties, covenants, and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing.

10.2         Expenses. Each party shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the consummation of this transaction, including all fees and expenses of its Representatives and any brokerage or finders’ fees or commissions or any other similar payment in connection with this transaction.

10.3         Attorneys’ Fees. If a suit, action, or other Proceeding of any nature whatsoever (including any proceeding under the Bankruptcy Code) is instituted in connection with this Agreement or any instrument or agreement delivered by either party at the Closing, or to interpret or enforce any rights or remedies hereunder or thereunder, the prevailing party shall be entitled to recover its attorneys’ fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the court at trial or on any appeal or review, in addition to all other amounts provided by law.

10.4         Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns.

10.5         Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party, save and except that Buyer may, by notice to Seller, assign its rights and obligations under this Agreement to one or more Affiliates of Buyer; provided, however, that no such assignment by Buyer shall be effective until and unless Buyer has delivered to Seller a Guarantee of each such assignee’s obligations under this Agreement in substantially the form attached as Exhibit B, duly executed by International Forest Products Limited, a British Columbia corporation. No assignment of this Agreement shall release the assigning party from its obligations under this Agreement.

10.6         Notices. All notices under this Agreement shall be in writing. Notices may be (i) delivered personally, (ii) transmitted by facsimile, (iii) delivered by a recognized national overnight delivery service, or (iv) mailed by certified United States mail, postage prepaid and return receipt requested.  Notices to any party shall be directed to its address set forth below, or to such other or additional address as any party may specify by notice to the other party. Any notice delivered in accordance with this Section 10.6 shall be deemed given when actually received or, if earlier, (a) in the case of any notice transmitted by facsimile, on the date on which the transmitting party receives confirmation of receipt by facsimile transmission, telephone, or otherwise, if sent during the recipient’s normal business hours or, if not, on the next Business Day, (b) in the case of any notice delivered by a recognized national overnight delivery service, on the next Business Day after delivery to the service or, if different, on the day designated for delivery, or (c) in the case of any notice mailed by certified U.S. mail, two Business Days after deposit therein.

If to Seller:	Crown Pacific Partners, L.P.
805 S.W. Broadway, Suite 1500
Portland, OR 97205
Fax No.: 503-228-4875
Attn: Steven E. Dietrich

With a copy to:	Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Fax No.: 713-238-7172
Attn: John Sparacino

And a copy to:	Ball Janik LLP
101 S.W. Main Street, Suite 1100
Portland, OR 97204
Fax No.: 503-295-1058
Attn: William H. Perkins

If to Buyer:	c/o International Forest Products Limited
P.O. Box 49114
3500 - 1055 Dunsmuir Street
Vancouver, BC V7X 1H7
Fax No: 604-688-0313
Attn: John Horning

With a copy to:	Koffman Kalef
19th Floor, 885 West Georgia Street
Vancouver, BC V6C 3H4
Fax No: 604-891-3788
Attn: Douglas A. Side

And a copy to:	Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
Fax No: 206-623-7022
Attn: Marc Barreca

10.7         Waiver. Any party’s failure to exercise any right or remedy under this Agreement, delay in exercising any such right or remedy, or partial exercise of any such right or remedy, shall not constitute a waiver of that or any other right or remedy hereunder. A waiver of any Breach of any provision of this Agreement shall not constitute a waiver of any succeeding Breach of such provision or a waiver of such provision itself. No waiver of any provision of this Agreement shall be binding on a party unless it is set forth in writing and signed by such party.

10.8         Amendment. This Agreement may not be modified or amended except by the written agreement of the parties.

10.9         Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, then (i) such provision shall be enforceable to the fullest extent permitted by applicable law, and (ii) the validity and enforceability of the other provisions of this Agreement shall not be affected and all such provisions shall remain in full force and effect.

10.10       Integration. This Agreement, including the Exhibits and Schedules hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto. The parties acknowledge and agree that there are no agreements or representations relating to the subject matter of this Agreement, either written or oral, express or implied, that are not set forth in this Agreement or in the Exhibits and Schedules to this Agreement.

10.11       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon (without regard to the principles thereof relating to conflicts of laws).

10.12       Jurisdiction. BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO; AND (ii) THE KLAMATH NORTHERN STOCK, THE EQUIPMENT LEASES, AND THE ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

10.13       Execution. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement. Each party may rely upon the signature of each other party on this Agreement that is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting party.

10.14       Incorporation of Recitals, Exhibits, and Schedules. The Recitals to this Agreement and all Exhibits and Schedules to this Agreement are incorporated herein by this reference.

10.15       Further Assurances. Each party agrees to execute and deliver such additional documents and instruments as may reasonably be required to effect this transaction fully, so long as the terms thereof are consistent with the terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Seller:	CROWN PACIFIC PARTNERS, L.P.,
a Delaware limited partnership

	By:		Crown Pacific Management Limited Partnership, its Managing General Partner

		By:	/s/ Steven E. Dietrich
Title: SVP, CFO & Treasurer

Buyer:	INTERNATIONAL FOREST PRODUCTS LIMITED, a British Columbia corporation

	By:	/s/ Duncan K. Davis
Title: President & CEO

	By:		/s/ John Horning
Title: Sr. Vice Pres. & CFO

Schedules:

1.2	Equipment Leases
6.1.6	KNRC Real Property Interests
6.1.7	Personal Property
6.1.8	Permits and Licenses
6.1.14	KNRC Contracts

Exhibits:

A	Assignment and Assumption Agreement
B	Guarantee